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EXHIBIT 99.6(E)(4)

                 25 June 2002

PRE-ELECTION
ECONOMIC AND
FISCAL UPDATE

2002

         Hon Dr Michael Cullen

Treasurer
Minister of Finance

© Crown Copyright Reserved
ISBN 0-478-11832-5

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Internet

This document will be made available on the New Zealand Treasury's Internet site.
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Contents

Statement of Responsibility
Ministerial Statement
Economic and Fiscal Outlook
Executive Summary
Economic Outlook
Fiscal Outlook
Specific Fiscal Risks
Introduction
Contingent Liabilities
Specific Fiscal Risks
Generally Accepted Accounting Practice (GAAP) Series Tables
Forecast Financial Statements
Crown Reporting Entity as at 17 June 2002
Accounting Policies and Forecast Assumptions
GAAP Tables—Line-by-Line Consolidation

Statement of Responsibility

        On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update. The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 17 June 2002 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Fiscal Responsibility Act 1994.

Dr Alan Bollard
Secretary to the Treasury

19 June 2002

        This Economic and Fiscal Update has been prepared in accordance with the Fiscal Responsibility Act 1994. I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Fiscal Responsibility Act 1994.

        To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 17 June 2002 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Treasurer and Minister of Finance

19 June 2002

Ministerial Statement

Hon Dr Michael Cullen

        Very little time has elapsed between the presentation of Budget 2002 and the preparation of the Pre-election Economic and Fiscal Update. In those circumstances, it is to be expected that the outlook in the Pre-EFU will be little changed from that in the Budget.

        This update repeats and confirms the two primary messages from the Budget:

  •
  that it is possible to attend to issues of social equity, to fund an improvement in the performance of the economy, and to keep the books in the black; and

  •
  that the Government remains determined to take the longer view: in addition to putting aside funds to meet the future costs of New Zealand Superannuation, it has laid out a three-year, rising funding path for health, committed itself to a bold land transport strategy, and increased capital allocations in a range of areas from schools, to hospitals, defence and prisons.

        More time has elapsed between the publication of the 1999 Pre-election Update and this one. This does allow a comparison to be made between the sort of economic and fiscal position the government inherited and the one it leaves behind. On all fronts, there has been a material improvement. The economy is much healthier and the Crown financial statements are much stronger than they were three years ago.

  •
  The 1999 Pre-EFU forecast growth of 2.3 percent, an unemployment rate of 7.0 percent and a current account deficit of 8.3 percent of GDP in the year to March 2000. The 2002 Pre-EFU forecasts growth of 3.1 percent, an unemployment rate of 5.4 percent and a current account deficit of 4.4 percent of GDP in the year to March 2003.

  •
  The 1999 Pre-EFU forecast a zero operating surplus, expenses at 34.8 percent of GDP, gross debt at 34.1 percent and net debt at 22.4 percent in the year to June 2000. The 2002 Pre-EFU forecasts an operating surplus of 1.8 percent of GDP, expenses at 32.9 percent, gross debt at 28.3 and net debt at 17 percent in the year to 30 June 2003.

        This is in spite of the economy having had to trade through one of the most widespread and pronounced global economic slowdowns in recent years, absorb the shocks and disruptions of the events of 11 September, and cope with the drought-induced reduction of electricity generating capacity last winter. It also takes no account of the rising balances in the New Zealand Superannuation Fund in estimating net debt.

        In addition, the government has restored entitlements and funding in crucial areas of social security such as superannuation, education, health and housing, and reversed the dangerous rundown of public sector investment in the provision of essential services.

        At a technical level, this statement continues the government's programme of expanding the suite of fiscal indicators available to the public and improving transparency in the presentation of the fiscal outlook.

        The publication of this update is a requirement of the Fiscal Responsibility Act, and was originally intended to prevent governments from concealing embarrassing economic or financial information during an election period. In this case, full disclosure merely confirms an excellent record of fiscal and economic management, and that New Zealanders can have confidence in facing the future.

Hon Dr Michael Cullen
Treasurer and Minister of Finance

19 June 2002

Treasury Forecast Update Process

        The Pre-election Economic and Fiscal Update (Pre-EFU) is required by the Fiscal Responsibility Act. A Pre-EFU is generally required to be released between 28-42 days prior to an election.

        With the announcement of the election date on 11 June 2002, there has been limited time available for Treasury to update its 2002 Budget Economic and Fiscal Update (Budget Update) macroeconomic and fiscal forecasts (which were finalised on 10 May 2002).

        The macroeconomic and fiscal forecasts contained in the Pre-EFU were finalised on 17 June.

        As a result of the limited time, the approach Treasury has adopted in reconsidering its macroeconomic forecasts involved a reassessment of key assumptions and judgements in light of additional economic data available since the finalisation of the Budget Update forecasts on 10 May.

        We have not undertaken the usual process of drawing on information from many private sector businesses and government organisations, and no independent panel has reviewed this set of macroeconomic forecasts.

        The preparation of the fiscal forecasts have involved:

  •
  Reassessing tax revenue (in conjunction with IRD) and benefit expense forecasts in light of the revisions to the macroeconomic forecast changes

  •
  Seeking updates to operating results or expense forecasts from the larger SOEs, Crown entities and departments, and

  •
  Considering the impact of additional actual financial information that has occurred since the finalisation of the Budget Update forecasts on 10 May.

        Forecasts of the GSF and ACC liabilities have not been updated. These will be updated in the 30 June 2002 Crown financial statements.

        The Pre-EFU does not contain a separate discussion on risks and scenarios.

        The Specific Fiscal Risks have been updated to reflect developments since the Budget Update. Also contained in the Specific Fiscal Risks section is additional disclosure of Government initiatives that have a specific end point within the forecast period.

        The next Economic and Fiscal Update is scheduled to be released in December 2002.

1

Economic and Fiscal Outlook

Executive Summary

The economic outlook remains similar to that presented in the Budget Update...

  •
  Real economic growth averaging around 3% per annum is forecast over the next 4 years, broadly unchanged from the economic forecasts published in the 2002 Budget Economic and Fiscal Update (Budget Update).

  •
  Since the Budget Update forecasts were finalised on 10 May, economic data has evolved much as expected, and similarly most of the judgements also appear on-track.

  •
  We estimate that the economy grew by around 1% in the March quarter, driven by household spending and a rebound in exports. The June quarter also looks to be on track for GDP growth at a similar pace.

...although the exchange rate is one area of divergence

  •
  The major economic development over the past month has been the rapid appreciation of the exchange rate, to a level above the assumption underpinning the Budget Update.

  •
  These forecasts assume the exchange rate will remain at around current levels, 56 1/2 on a Trade Weighted Index basis, over the forecast period. A much more cyclical and less benign exchange rate path represents one of the key risks to this set of forecasts.

  •
  Overall, given the exchange rate path assumed in these forecasts, the impact of the recent appreciation on GDP growth and the current account is modest relative to the Budget Update.

After growing at above trend in the first half of 2002, growth is expected to moderate

  •
  Most of the economic forces we saw driving the economy at Budget time still underpin this set of forecasts:

  —
  The recovery in global growth underway underpins a rebound in export growth.

  —
  The additional stimulus to demand coming from the turnaround in net migration will moderate.

  —
  Slower growth in labour income, a decline in farm incomes and higher interest rates, are expected to moderate both household consumption and investment.

  •
  GDP growth of 3.1% is expected over the year to March 2003 unchanged from the Budget Update. Quarterly growth is forecast to slow from its current 1% pace to 1/2% in late 2002/early 2003.

The recent appreciation in the exchange rate will impact on the outlook through a number of channels

  •
  Relative to the Budget Update, we expect somewhat lower export volume growth over the next year and a half, driven primarily by lower growth in manufactured goods and services. However, overall export volume growth is expected to remain solid.

  •
  The higher exchange rate will directly reduce export receipts relative to previous expectations, including farm incomes. However, firms that source some of their inputs or capital goods from overseas will get some offset, reducing or even eliminating the adverse impact on profitability. Import volume growth will be somewhat higher than previously expected due to both stronger domestic demand and the relatively lower cost of imports.

  •
  The higher exchange rate will directly impact on inflation. While we expect domestically sourced inflation to remain a source of upward pressure, the higher TWI is expected to operate alongside slowing unit labour cost growth to reduce quarterly CPI inflation over the 2nd half of

  2002 and into 2003. In annual terms, inflation is expected to be close to the mid-point of the 0%-3% target range by the end of 2003.

  •
  Lower inflation will act to boost the real incomes of wage and salary earners particularly over the next year and a half. As a result, we expect somewhat stronger household spending over the two years to March 2003 and 2004 than in the Budget Update.

  •
  Adding these up we expect GDP growth to be slightly lower in 2003/04 at 2.7% and the the current account deficit somewhat higher than forecast in the Budget Update.

  •
  The level of nominal GDP is lower throughout the forecast period due to a combination of lower real GDP growth in the year to March 2004 and a lower GDP deflator throughout the forecast period. Compared with the Budget Update, the level of nominal GDP is around $0.4 billion lower in the year to June 2006.

The fiscal position is substantially the same as the 2002 Budget forecasts...

  •
  As a result of the modest revisions to the macroeconomic forecasts and more up-to-date actual outturn information, there has been little change to the fiscal forecasts.

  •
  Overall, the modest reduction in nominal GDP results in lower tax revenue forecasts, and thereby reducing the operating balance forecasts since the Budget Update.

  •
  As a result, the total impact on financing requirements is an increase of around $450 million for the 2001/02 to 2005/06 period (mainly reflecting minor changes to the tax forecasts).

  •
  No change has been made to the 2002/03 domestic debt programme.

... with the operating balance rising over the forecast horizon, and debt stable

  •
  The OBERAC (operating balance excluding revaluation and accounting policy changes) continues to rise.

  •
  The operating balance is $2.4 billion in 2001/02 (2% of GDP). For the same year, the OBERAC is $2.2 billion (1.8% of GDP).

  •
  The operating balance is expected to rise to around 3% of GDP by 2005/06 ($4.2 billion).

  •
  Operating balance levels are sufficient to make contributions to the NZS Fund and finance enough of the capital programme so that gross debt (as a percentage of GDP) remains stable just below 30% of GDP. This is consistent with the Government's long-term fiscal objectives.

  •
  Information on the key fiscal indicators as they will appear under full line-by-line consolidated accounts is provided at the end of this chapter.

Table 1.1—2002 Pre-EFU Economic Indicators

	2001 Actual	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	(Annual Average % change, March years)
GDP (Production Measure)	2.7	3.1	3.1	2.7	3.1	2.8
—annual % change	1.0	3.7	2.8	3.1	2.9	2.8
CPI inflation	3.1	2.6	2.3	1.6	1.5	1.5
Current account balance	(4.8)	(3.2)	(4.4)	(5.3)	(4.9)	(4.3)
TWI	50.5	51.6	56.5	56.5	56.5	56.5
90 day bank bill rate	6.4	5.0	6.0	6.0	6.0	6.0

Table 1.2—2002 Budget Update Economic Indicators

	2001 Actual	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	(Annual Average % change, March years)
GDP (Production Measure)	2.7	3.1	3.1	3.0	2.9	2.8
—annual % change	1.0	3.7	2.9	3.2	2.7	2.8
CPI inflation	3.1	2.6	2.5	1.8	1.6	1.5
Current account balance	(4.8)	(3.2)	(4.4)	(4.9)	(4.6)	(4.1)
TWI	50.5	51.6	54.0	54.6	55.0	55.0
90 day bank bill rate	6.4	5.0	6.1	6.0	6.0	6.0

Table 1.3—2002 Pre-EFU Fiscal Indicators

Fiscal Indicators	2001 Actual	2002 Est. Actuals	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Revenue	39,492	41,087	42,925	44,935	47,199	49,131
Expenses	38,186	39,173	41,217	42,941	44,427	46,168
Operating balance	1,409	2,419	2,204	2,891	3,830	4,142
OBERAC	2,107	2,212	2,204	2,891	3,830	4,142
Gross debt	36,761	35,939	35,421	38,031	39,183	40,296
Net Crown debt	19,971	20,223	21,265	22,595	22,847	22,903
Net worth	11,463	14,014	16,218	19,109	22,939	27,081
Domestic Bond Programme	3,572	3,703	3,400	5,559	3,933	3,822
Nominal GDP	114,145	120,543	125,125	130,659	136,804	142,631

Fiscal Indicators as a % of GDP
Revenue	34.6%	34.1%	34.3%	34.4%	34.5%	34.4%
Expenses	33.5%	32.5%	32.9%	32.9%	32.5%	32.4%
Operating balance	1.2%	2.0%	1.8%	2.2%	2.8%	2.9%
OBERAC	1.8%	1.8%	1.8%	2.2%	2.8%	2.9%
Gross debt	32.2%	29.8%	28.3%	29.1%	28.6%	28.3%
Net Crown debt	17.5%	16.8%	17.0%	17.3%	16.7%	16.1%
Net Crown debt plus assets of NZS Fund	17.5%	16.3%	15.5%	14.3%	12.1%	9.8%
Net worth	10.0%	11.6%	13.0%	14.6%	16.8%	19.0%

New Zealand Superannuation Fund
Fund asset returns (after tax)	—	15	90	208	368	550
Fund assets (year end)	—	615	1,905	3,913	6,292	8,959
% of GDP	0.0%	0.5%	1.5%	3.0%	4.6%	6.3%

Table 1.4—2002 Budget Update Fiscal Indicators

Fiscal Indicators	2001 Actual	2002 Est. Actuals	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Revenue	39,492	41,172	42,952	45,142	47,329	49,259
Expenses	38,186	39,148	41,187	42,985	44,477	46,226
Operating balance	1,409	2,636	2,288	3,078	3,937	4,242
OBERAC	2,107	2,310	2,288	3,078	3,937	4,242
Gross debt	36,761	36,299	35,781	38,391	39,543	40,656
Net Crown debt	19,971	20,162	20,935	22,087	22,244	22,230
Net worth	11,463	14,238	16,526	19,604	23,541	27,783
Domestic Bond Programme	3,572	3,703	3,400	5,559	3,933	3,822
Nominal GDP	114,145	120,309	124,964	131,293	137,201	143,026

Fiscal Indicators as a % of GDP
Revenue	34.6%	34.2%	34.4%	34.4%	34.5%	34.4%
Expenses	33.5%	32.5%	33.0%	32.7%	32.4%	32.3%
Operating balance	1.2%	2.2%	1.8%	2.3%	2.9%	3.0%
OBERAC	1.8%	1.9%	1.8%	2.3%	2.9%	3.0%
Gross debt	32.2%	30.2%	28.6%	29.2%	28.8%	28.4%
Net Crown debt	17.5%	16.8%	16.8%	16.8%	16.2%	15.5%
Net Crown debt plus assets of NZS Fund	17.5%	16.3%	15.2%	13.9%	11.6%	9.3%
Net worth	10.0%	11.8%	13.2%	14.9%	17.2%	19.4%

New Zealand Superannuation Fund
Fund asset returns (after tax)	—	14	90	208	368	550
Fund assets (year end)	—	600	1,890	3,898	6,277	8,944
% of GDP	0.0%	0.5%	1.5%	3.0%	4.6%	6.3%

Economic Outlook

Recent Developments

Outturns have largely been in line with the 2002 Budget Update

        This set of forecasts has been produced only five weeks since finalising the 2002 Budget Update, which was published on 23 May. Most of the data released since the Budget Update economic forecasts were finalised on 10 May relates to the March and June 2002 quarters.

        Overall, there have been few surprises with partial indicators for the March quarter suggesting our Budget Update estimate of quarterly GDP growth of around 1% is on track, with a similar result expected for the June quarter.

        Moreover, at this early stage, many of the judgements built into the forecasts have developed as expected. This includes signs of some margin rebuilding by firms, net migration tracking in line with our assumption for this year, world commodity prices continuing to ease and domestic demand growth remaining strong

        Where outturns have differed from our Budget Update expectations, they largely offset each other or there is reason to believe they will reverse out. An example of this is residential construction activity which surprised on the downside in the March 2002 quarter. Following a very large increase in the December quarter, the real value of residential building work put in place fell 10.8% in contrast to our expectations of a small increase. We expect a strong bounce back in residential construction activity in the June 2002 quarter given the level of consent and house sales activity in the first half of 2002.

        One area where a recent outturn is not expected to be fully reversed is the merchandise terms of trade. This increased 1.5% in the March 2002 quarter against our expectation of a further fall in line with developments with international commodity prices. While we expect some reversal of this result in the June 2002 quarter, our view is that the merchandise terms of trade will remain higher than our Budget Update forecast over the next few quarters supported by lower than previously expected oil prices.

        On the inflation front, we assess the recent falls in both food and oil prices as lessening the upside risks around our CPI forecast for the June 2002 quarter of 0.9%, rather than changing our central view.

Table 1.5—Economic Outlook1

	2001 Actual	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	(Annual Average % change, March years)
Private consumption	1.6	2.9	3.1	2.4	2.9	3.0
Public consumption[2]	(2.2)	1.9	2.9	3.8	1.1	1.3

Total Consumption	0.7	2.7	3.1	2.7	2.5	2.7

Residential investment	(15.9)	3.6	16.9	(4.1)	3.8	3.6
Market Investment	7.4	9.5	1.8	5.8	5.4	3.4
Non-Market Investment	(5.0)	(2.8)	(1.7)	5.9	5.0	1.9
Total Investment	(0.1)	7.6	5.4	3.4	5.0	3.4

Stocks[3]	(0.4)	(0.2)	(0.1)	0.2	0.0	(0.1)
Gross National Expenditure	0.2	3.4	3.5	3.0	3.0	2.7

Exports	6.8	1.4	6.7	5.5	5.2	4.3
Imports	0.4	3.2	6.9	6.8	4.8	3.9

GDP (Production Measure)	2.7	3.1	3.1	2.7	3.1	2.8

—annual % change, March qtr	1.0	3.7	2.8	3.1	2.9	2.8
Nominal GDP (expenditure basis)	5.8	6.6	3.9	4.2	4.7	4.4
GDP deflator	3.6	3.7	0.5	1.6	1.5	1.5
Employment[4]	2.2	2.5	2.0	0.8	1.7	1.3
Unemployment[5]	5.4	5.3	5.4	5.3	5.2	5.3
Wages[6]	2.4	3.5	3.8	3.5	3.4	3.0
CPI inflation	3.1	2.6	2.3	1.6	1.5	1.5
Export prices[7]	20.5	3.3	(13.1)	(0.4)	0.0	(0.2)
Import prices[7]	15.3	(0.6)	(8.9)	0.7	0.3	(0.7)
Current account balance
—$million	(5412)	(3859)	(5417)	(6840)	(6654)	(6140)
—% of GDP	(4.8)	(3.2)	(4.4)	(5.3)	(4.9)	(4.3)
TWI[8]	50.5	51.6	56.5	56.5	56.5	56.5
90 day bank bill rate[8]	6.4	5.0	6.0	6.0	6.0	6.0
10 year bond rate[8]	6.0	6.7	6.5	6.2	6.2	6.2

Sources: Statistics New Zealand, Datastream, The Treasury

1
Forecasts finalised 17 June 2002. Text finalised 20 June 2002.

2
The forecast profile for public consumption is influenced by government defence spending.

3
Contribution to GDP growth.

4
Household Labour Force Survey, full-time equivalent employment.

5
Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

6
Quarterly Employment Survey, average hourly ordinary time earnings.

7
Overseas Trade Index basis, annual average percentage change, March quarter.

8
Average for the March quarter.

The major change has been the exchange rate

        The major divergence between our Budget Update forecasts and economic data outturns has been the rapid appreciation in the exchange rate. Over the past month, the level of the New Zealand Dollar (NZD) has risen above the level assumed in the Budget Update forecasts. Since the start of the year the NZD has appreciated against all major currencies, but particularly against the United States Dollar (USD) and Sterling (GBP). The TWI is around 12% higher than at the beginning of the year, while the NZD/USD rate is around 17% higher.

        This appreciation appears to reflect a combination of domestic and global factors coming into line, including:

  •
  A fall in the USD against most currencies (see Figure 1.7). This, at least in part, seems to reflect changing sentiment around holding US denominated assets, but could also reflect the unwinding of some of the economic and geopolitical risk at play during 2001.

  •
  Global investors steering away from equities (especially in the US) towards less risky and higher yielding government bonds and cash.

  •
  The recent and expected future widening in the interest rate differential between New Zealand and overseas countries.

  •
  A relatively well performing New Zealand economy. This has seen GDP growth outstrip most other OECD countries, including the US (see figure opposite), a substantial reduction in the current account deficit, and an expectation the economy will benefit from a rebound in commodity prices as the global economy rebounds.

        Given that some of these factors—such as New Zealand's favourable interest rate and growth rate differentials—are not new, it would appear that their recent alignment with global factors has been important in the turnaround in sentiment and momentum in the NZD.

        Given the pace of recent exchange rate movements and some of the factors behind it, the balance of risks may be for further appreciation of the TWI over the short-term. However, looking further out we expect some of the domestic factors currently supporting the rise in the NZD to unwind. As global economic growth picks up and other central banks begin to raise interest rates, the positive New Zealand growth and interest rate differential is likely to reduce significantly. New Zealand's current account deficit is also expected to increase from current levels.

        The appreciation in the exchange rate has taken the TWI above the level assumed in the Budget Update. At that time we considered the TWI to be well below its medium term "equilibrium"1. The TWI path assumed in the Budget Update therefore reflected a view that some appreciation of the exchange rate toward this equilibrium was likely over the forecast period, without attempting to be precise about when and by how much the exchange rate would move.

In broad terms the equilbrium exchange rate is the level at which the economy is in balance. The equilibrium exchange rate will tend to vary from round to round depending on what happens to other forecast variables, such as the terms of trade, relative inflation and desired external debt levels.

        At current levels, we think the TWI is more likely to be within the range of plausible values for its equilibrium even if some individual cross-rates may not. Given this, our forecasts assume a flat profile for the TWI of 56.5 over the forecast period rather than the appreciation seen in the Economic and Fiscal Updates over the last few years.

World Growth Assumptions

        Between the December Update and Budget Update the outlook for the global economy improved. Since April, Consensus based forecasts of trading partner growth in 2002 have continued to be revised up, although not nearly by as much as occurred earlier in the year. A less negative 2002 forecast for Japan was the major driver of the further improvement in June. The US forecast for 2002 was downgraded, albeit modestly, for the first time in 7 months. Trading partner growth forecasts using the June Consensus Forecasts are summarised in the following table.

Calendar Years	2001	2002	2003	2004-2006
Trading Partner Growth	1.6	2.9	3.6	3.5
Australia	2.4	4.0	3.9	3.8
Japan	(0.6)	(0.5)	1.1	1.6
US	1.2	2.7	3.6	3.3
Europe*	1.8	1.5	2.7	2.5
Non-Japan Asia**	1.9	4.9	5.7	5.5

*
UK, Germany, Italy, France (weighted by export share)

**
Korea, Taiwan, China, Malaysia, Hong Kong, Singapore (weighted by export share)

        However, we do not think the increase in trading partner growth prospects since the Budget Update is significant, especially since most of the upward revision reflects better than expected March quarter outturns rather than a reassessment of growth prospects going forward. Moreover, ongoing weakness in equity markets and concerns about corporate earnings in the US provide some offset to higher headline growth figures. Thus, we see the international backdrop to our forecasts as being similar to that underpinning the Budget Update.

Short-term Outlook

        The stronger exchange rate leads to some changes to the outlook relative to the Budget Update...

        The above developments represent the starting point for assessing the outlook. Overall, the real economy looks to have tracked largely as expected. In addition, we have left unchanged the migration assumptions2 underpinning the forecasts and there has not been any material change to our assessment of the outlook for trading partner growth.

Net migration is assumed to be 30,000 in the year to June 2002, 15,000 in the year to June 2003 and 5,000 thereafter.

        However, the higher starting point and assumed path for the TWI relative to the Budget Update suggests some changes to both the path and drivers of the economy over the forecast period, via:

  •
  lower NZD export prices that contribute to reduced export receipts

  •
  decreased demand for exports reflecting reduced price competitiveness

  •
  lower NZD import prices that contribute to increased demand for imports.

...but the overall impact is modest

        Given that the magnitude of the change to the assumed exchange rate path is modest relative to past exchange rate cycles, we expect that the impact on both GDP growth and the current account deficit to be modest. GDP growth of 3.1% is forecast for the year ended March 2003, unchanged from the Budget Update. Reflecting slower export and investment growth and stronger import growth we expect GDP growth to slow to 2.7% in the year ended March 2004 before recovering to around 3% in the following year.

        A more cyclical profile for the exchange rate, with significant periods above or below our assumed equilibrium would have implications for the outlook, with perhaps a more pronounced cyclical profile for overall GDP growth as well as different drivers.

Export volume growth is likely to be lower...

        The higher exchange rate is likely to impact on both export volumes and prices over the forecast period. However, we expect that the degree of impact on export volumes will be moderate. Compared with the Budget Update we are not forecasting any change to primary export volume growth over the forecast period, since production of these goods is largely driven by supply side factors such as the weather. Growth in these exports is expected to remain solid. We examine the risk of weather disruptions in the Climate box.

        Nevertheless, merchandise export volumes are forecast to display more of a slowdown over the March 2004 year than forecast in the Budget Update. The slowdown is driven by manufactured exports. However, the degree of slowdown we are forecasting for manufactured exports is tempered somewhat through the more subdued appreciation we have witnessed against the Australian Dollar (AUD)—our largest market for these goods.

        We expect that the impact of the higher exchange rate will materialise more quickly in weaker service export volume growth, largely tourism, as New Zealand becomes a less attractive holiday destination in terms of price.

        While we are forecasting more of a slowdown in the growth rates of manufactured and service exports than contained in the Budget Update, these rates of growth remain solid. Past competitiveness gains support growth in the short term and a rebound in world incomes provide the stimulus for the strengthening growth profile in the latter part of the forecast period.

...as are export receipts...

        The combination of lower New Zealand dollar export prices and slowing export volumes leads to a reasonably significant decline in export receipts over the March 2004 year. Lower export receipts can be expected to flow through to exporters' income and profitability, although some may get some offset to the latter if exporters import some of their inputs. We expect the largest decline in income to be recorded by farmers, where, as discussed in the Budget Update, foreign currency prices for some key commodities are expected to remain soft over much of the forecast period. This weaker outlook for farm incomes would be reinforced to the extent that agricultural production was adversely affected by climate thereby reducing volume growth below that currently expected. Such a mix occurred in 1998/99. However, farmers are in a much better position to deal with such a scenario following a number of very good years of income growth.

....with a corresponding lift in import volumes...

        The higher level of the exchange rate lowers the price of imported goods and services. This change in relative price suggests a switch to imports and hence stronger growth for import volumes over the year to March 2004.

        We expect that import volumes will respond more quickly to the higher exchange rate than export volumes. This effect is supported in the short-term by stronger domestic demand as real spending power rises. The combination of these two forces sees a higher penetration of imports over the forecast period and a switch in income from exporting to importing businesses.

Climate

        Climate conditions have a significant effect on New Zealand's agricultural sector. Indeed, severe droughts during 1997/98 and 1998/99 caused a reduction in agricultural production and contributed to a slowing of New Zealand's economic growth over that period. In contrast, relatively benign climate conditions during the last couple of seasons have supported solid growth in the agricultural sector.

        Recently there have been increasing signs that New Zealand's climatic conditions are changing from relatively 'neutral' to an El Niño pattern. El Niños correspond with anomalously negative values of the Southern Oscillation Index (SOI), which measures changes in atmospheric pressures across the pacific. The mean SOI decreased to—0.9 for autumn, and climate scientists expect the emergence of a weak to moderate El Niño by spring. However the strength and characteristics of the likely El Niño are still uncertain.

        During El Niño years, New Zealand tends to experience stronger or more frequent winds from the west in summer, which can lead to drought in east coast areas and more rain in the west. In winter, the winds tend to be more from the south, bringing colder conditions to both the land areas and surrounding ocean.

        As shown by Figure 1.12, recent El Niño years have tended to be drier than average as measured by days of soil moisture deficit3. Moreover, more severe El Niño events (as indicated by the extent of the negative deviation from zero in the SOI) appear to correspond with more severe droughts. However, it is noteworthy that not all El Niño events have resulted in drier than average conditions (see 1987, 1992).

Defined as days when pasture growth is restricted due to insufficient soil moisture.

        Given the current uncertainties regarding the likelihood and characteristics of an El Niño event, our central forecast is for 'average growing conditions' to prevail over the 2002/03 agricultural season. However, as the winter develops we will be monitoring climatic developments and drought prospects closely.

...all adding up to a slightly larger current account deficit

        With a different picture for export and import volumes, due to the higher currency, the current account deficit is expected to peak at a higher level than forecast in the Budget Update. However, over the first year of the forecasts the trade balance is little changed from the Budget Update, reflecting a higher level for the terms of trade offsetting the initial volume deterioration. The higher terms of trade for this year reflects a better than expected outturn for the March 2002 quarter and the prospects of somewhat lower than expected oil prices over the next few quarters.

Inflationary pressures are expected to be less persistent than in the Budget Update

        As already discussed, the higher level of the exchange rate reduces the degree of imported price pressure over the forecast horizon, which is reinforced by lower oil prices. Given that our view on the degree of margin rebuilding by firms has not substantially changed since the Budget Update, this leads to firms passing these lower goods prices on to the consumer. The lower import price profile reinforces the declining profile for unit labour costs as discussed in the Budget Update. Inflation is forecast to be 2.3% in March 2003, slightly less than in the Budget Update, before easing to 1.6% in March 2004. This inflation profile is now less persistent than contained in the Budget Update.

Households to benefit over this year

        Household spending is expected to remain strong over the forecast horizon. As outlined in the Budget Update, factors such as solid net migration inflows, recent strong income growth and low interest rates all combine to fuel household spending. With a weaker profile for inflation this also helps to boost real wage and salary income growth over the year to March 2003. We expect this real income gain to lead to a small increase in spending over the year. Further out, as the negative impact of the exchange rate to exporters starts to feed through to economic growth and firms' hiring decisions, consumption growth is expected to slow. As in the Budget Update, we expect a degree of consumption smoothing through this period of volatility in incomes.

        The outlook for residential investment remains largely unchanged from the Budget Update. The drivers for residential investment remain intact with the lagged interest rate stimulation, strong net migration inflows and solid income growth all combining to boost residential investment this year. The March 2002 quarter outturn looks to have subtracted from GDP growth despite the positive activity outlook for this sector but we expect that this is merely a reflection of the volatile nature of this series. Given the level of consent and house sale activity, we expect residential investment to bounce back in the June quarter.

        We are still of the view that the risks outlined in the Risks and Scenarios section of the Budget Update around the sustainability of household spending and the flow through to the rest of the economy and monetary policy remain valid.

Business investment remains solid

        As in the Budget Update we expect investment spending to remain solid over the forecast horizon. Growth in investment will still be boosted this year from recent growth in business profits and the strong growth in domestic demand at the end of last year and over 2002. The delayed impact of lower interest rates will also support investment spending. However, given the impact of weaker exports growth forecast through 2003 we now expect more of a slowdown in business investment over the latter part of 2003.

        Business investment growth remains solid over the latter part of the forecast period reflecting the Budget Update story of firms meeting more of their output growth through capital, in addition to supplying new capital for a growing workforce.

Monetary conditions have tightened sooner than assumed in the Budget Update

        The profile for interest rates is little changed from that contained in the Budget Update. The Reserve Bank is assumed to continue to move interest rates back to neutral, increasing the OCR by a total of 50 basis points over the remainder of this year. 90-day bank bills follow this pattern, peaking at around 6%.

        However, with the recent appreciation of the exchange rate overall monetary conditions have tightened earlier than expected. This contributes to the lower inflation track and slower GDP growth in 2003/04 we have just described. While at the time of the Budget Update, the risks to 90-day interest rate path were probably more to the upside, the higher exchange rate and better inflation outlook suggest the risks around the 90-day profile now look more balanced.

Lower profile for nominal GDP growth

        The near-term profile for nominal GDP is largely unchanged from the Budget Update. Further out, nominal GDP growth is lower due to a combination of lower real GDP growth in the year to March 2004 and a lower GDP deflator throughout the forecast period. Compared with the Budget Update, the level of nominal GDP is around $0.4 billion lower in the year to June 2006.

Fiscal Outlook

        The overall trend of the fiscal forecasts is relatively unchanged from that outlined in the 2002 Budget Update (see pages 47 to 50, and pages 73 to 105). And as with any set of forecasts, there are risks on both the upside and downside that may affect the actual results. The Budget Update provides information on sensitivities to the fiscal forecasts.

Changes to the fiscal forecasts since the Budget Update

        There has been a small overall reduction to the operating balance forecasts since the 2002 Budget Update. The operating balance has decreased by between $0.1 billion and $0.2 billion in each of the years from 2001/02 to 2005/06. These changes include:

  •
  minor reductions to tax revenue of $70 million in 2001/02, $25 million in 2002/03, $210 million in 2003/04 and around $130 million in 2004/05 and 2005/06 (these changes are less than 0.5% of total revenues)

  •
  an increase in net FX expenses of $55 million (due to the impact of the higher FX rates) and lower SOE/CE net surpluses of $100 million in 2001/02, partially offset by

  •
  a reduction in benefit expense forecasts of around $50 million in each year from 2003/04 onwards.

        Other changes to the forecasts that impact on debt levels (but not the operating balance) include:

  •
  some shift in the expected timing of payments from the 2001/02 year to the 2002/03 year (for example the $150 million available to Air New Zealand until 30 June 2003 will not be paid in 2001/02)

  •
  issues of circulating currency have reduced subsequent to the 2002 Budget Update, which increases net debt by around $150 million.

        The increase in foreign-exchange rates since the Budget Update also impact by reducing both gross debt and financial assets by around $400 million. As the overall changes are minor, no change has been made to the 2002/03 domestic debt programme.

        All these changes taken together are illustrated in the section following the fiscal indicators comparison table on the following pages.

Fiscal Indicators—Comparison with 2002 Budget Update

Table 1.6—Fiscal indicators—compares key fiscal information with the 2002 Budget Update (current presentation of forecasts)

	2001 Actual	2002 Budget	2002 Pre-EFU	2003 Budget	2003 Pre-EFU
	($ million, year ended 30 June)
Statement of Financial Performance
Revenue
Taxation revenue	36,738	38,377	38,307	40,141	40,114
Other revenue	2,754	2,795	2,780	2,811	2,811
Total Revenue	39,492	41,172	41,087	42,952	42,925
Ratio to GDP (%)	34.6%	34.2%	34.1%	34.4%	34.3%
Tax ratio to GDP (%)	32.2%	31.9%	31.8%	32.1%	32.1%
Expenses
Functional expenses	35,750	36,781	36,751	38,618	38,648
Finance costs	2,483	2,303	2,303	2,339	2,339
Net foreign exchange gains	(47)	64	119	—	—
Forecast expense growth	—	—	—	230	230
Total Expenses	38,186	39,148	39,173	41,187	41,217
Ratio to GDP (%)	33.5%	32.5%	32.5%	33.0%	32.9%
Contribution of SOEs and CEs
Surplus attributable to SOEs and CEs	424	1,015	908	984	957
Dividends and other distributions	(321)	(403)	(403)	(461)	(461)
Net Contribution of SOEs and CEs	103	612	505	523	496
Operating Balance	1,409	2,636	2,419	2,288	2,204
Ratio to GDP (%)	1.2%	2.2%	2.0%	1.8%	1.8%
Statement of Financial Position
Assets (excluding NZS Fund assets)	65,081	66,421	65,764	66,816	66,013
NZS Fund assets	—	600	615	1,890	1,905
Liabilities	(53,618)	(52,783)	(52,365)	(52,180)	(51,700)
Crown Balance (net worth)	11,463	14,238	14,014	16,526	16,218
Ratio to GDP (%)	10.0%	11.8%	11.6%	13.2%	13.0%
Statement of Borrowings
Crown Debt
Gross debt	36,761	36,299	35,939	35,781	35,421
less financial assets	(16,790)	(16,137)	(15,716)	(14,846)	(14,156)
Net Crown Debt	19,971	20,162	20,223	20,935	21,265
Net Crown debt to GDP (%)	17.5%	16.8%	16.8%	16.8%	17.0%
Gross debt to GDP (%)	32.2%	30.2%	29.8%	28.6%	28.3%
Net debt repayment/(increase)	1,425	(191)	(252)	(773)	(1,042)
Nominal GDP	114,145	120,309	120,543	124,964	125,125

Source: The Treasury

	2004 Budget	2004 Pre-EFU	2005 Budget	2005 Pre-EFU	2006 Budget	2006 Pre-EFU
	($ million, year ended 30 June)
Statement of Financial Performance
Revenue
Taxation revenue	42,084	41,877	43,981	43,851	45,570	45,442
Other revenue	3,058	3,058	3,348	3,348	3,689	3,689
Total Revenue	45,142	44,935	47,329	47,199	49,259	49,131
Ratio to GDP (%)	34.4%	34.4%	34.5%	34.5%	34.4%	34.4%
Tax ratio to GDP (%)	32.1%	32.1%	32.1%	32.1%	31.9%	31.9%
Expenses
Functional expenses	39,860	39,816	40,796	40,746	41,574	41,516
Finance costs	2,425	2,425	2,501	2,501	2,572	2,572
Net foreign exchange gains	—	—	—	—	—	—
Forecast expense growth	700	700	1,180	1,180	2,080	2,080
Total Expenses	42,985	42,941	44,477	44,427	46,226	46,168
Ratio to GDP (%)	32.7%	32.9%	32.4%	32.5%	32.3%	32.4%
Contribution of SOEs and CEs
Surplus attributable to SOEs and CEs	1,284	1,260	1,408	1,381	1,560	1,530
Dividends and other distributions	(363)	(363)	(323)	(323)	(351)	(351)
Net Contribution of SOEs and CEs	921	897	1,085	1,058	1,209	1,179
Operating Balance	3,078	2,891	3,937	3,830	4,242	4,142
Ratio to GDP (%)	2.3%	2.2%	2.9%	2.8%	3.0%	2.9%
Statement of Financial Position
Assets (excluding NZS Fund assets)	70,407	69,402	73,114	71,987	75,640	74,413
NZS Fund assets	3,898	3,913	6,277	6,292	8,944	8,959
Liabilities	(54,701)	(54,206)	(55,850)	(55,340)	(56,801)	(56,291)
Crown Balance (net worth)	19,604	19,109	23,541	22,939	27,783	27,081
Ratio to GDP (%)	14.9%	14.6%	17.2%	16.8%	19.4%	19.0%
Statement of Borrowings
Crown Debt
Gross debt	38,391	38,031	39,543	39,183	40,656	40,296
less financial assets	(16,304)	(15,436)	(17,299)	(16,336)	(18,426)	(17,393)
Net Crown Debt	22,087	22,595	22,244	22,847	22,230	22,903
Net Crown debt to GDP (%)	16.8%	17.3%	16.2%	16.7%	15.5%	16.1%
Gross debt to GDP (%)	29.2%	29.1%	28.8%	28.6%	28.4%	28.3%
Net debt repayment/(increase)	(1,152)	(1,330)	(157)	(252)	14	(56)
Nominal GDP	131,293	130,659	137,201	136,804	143,026	142,631

Source: The Treasury

Operating Balance Impact on the Balance Sheet

        The following section outlines the updated impact of the operating surplus on the balance sheet and the position of gross and net debt as a percentage of GDP. As noted, these are substantially the same as the forecasts outlined in the 2002 Budget Update.

Operating surpluses increase net worth and generate cash

        Net worth increases by $15.6 billion from $11.5 billion to $27.1 billion between 2000/01 and 2005/06. This increase reflects the level of operating balances over the forecast period of around $15.5 billion.

        Table 1.7 shows how the forecast operating surpluses flow through to the Statement of Financial Position over the five-year period. Some portions of the operating surplus are non-cash in nature, including:

  •
  depreciation of $5.2 billion, for which a broadly equivalent amount of cash is earmarked for maintaining existing physical asset levels, offset by

  •
  SOE and Crown entity net surpluses of $4.1 billion, which are retained by the SOEs and Crown entities and increase the Crown's investment in these entities

  •
  NZS Fund returns (after tax) of $1.2 billion, which are retained by the NZS Fund, and increase the Crown's investment in this asset.

        Adjusting for these items, the rising operating surplus profile generates a similar level of operating cash flows ($15.3 billion). The Crown can use this cash to either invest in assets or repay debt.

        The forecast financing requirement is $8.7 billion, which is $0.4 billion higher than forecast in the recent 2002 Budget Update. This small change reflects the impact of the minor revisions made to the tax revenue and benefit expenses forecasts, coupled with changes to circulating currency forecasts.

        While additional nominal borrowing is forecast to occur, as a percentage of GDP, both gross and net debt are stable at just under 30% and around 16% respectively.

Line-by-Line Consolidation

        There have been only small changes to the forecasts associated with SOEs and Crown entities from those presented in the 2002 Budget Update. As a result, the changes to the Pre-EFU forecasts to tax revenues, benefit expenses and other items impact on the core-Crown and total-Crown disclosures—but not substantially. The summary table below updates the key fiscal indicators as presented under full line-by-line consolidation.

        Details of the impending change to how the Crown financial statements are to be compiled from the 2002/03 year onward are outlined in the 2002 Budget Update on pages 97 to 105. The GAAP tables at the end of the Pre-EFU contain tables of the key indicators in nominal dollars and as a percentage of GDP.

Table 1.8—Fiscal indicators under future presentation of the Crown financial statements

Summary indicators (% of GDP)	1997 Actual	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
Revenue
Current presentation	35.5%	35.7%	35.7%	34.1%	34.6%	34.1%	34.3%	34.4%	34.5%	34.4%
Future presentation of Core Crown	34.2%	34.3%	33.8%	32.3%	33.3%	32.7%	33.0%	33.0%	33.1%	33.1%
Future presentation of Total Crown	41.5%	42.1%	42.1%	39.7%	40.9%	42.4%	43.2%	43.4%	43.4%	43.2%
Expenses
Current presentation	33.6%	34.3%	35.2%	33.8%	33.5%	32.5%	32.9%	32.9%	32.5%	32.4%
Future presentation of Core Crown	32.4%	32.9%	33.8%	32.3%	32.2%	31.1%	31.6%	31.5%	31.1%	31.0%
Future presentation of Total Crown	39.5%	40.0%	40.3%	38.3%	39.7%	40.4%	41.4%	41.1%	40.6%	40.3%
Operating balance
Current presentation	1.9%	2.5%	1.7%	1.4%	1.2%	2.0%	1.8%	2.2%	2.8%	2.9%
Future presentation	1.9%	2.1%	1.7%	1.4%	1.2%	2.0%	1.8%	2.2%	2.8%	2.9%
OBERAC (no changes)	1.9%	2.2%	0.2%	0.8%	1.8%	1.8%	1.8%	2.2%	2.8%	2.9%
Gross debt
Current presentation	36.7%	38.0%	36.1%	33.7%	32.2%	29.8%	28.3%	29.1%	28.6%	28.3%
Future presentation of Core Crown	35.0%	36.1%	33.8%	31.6%	29.6%	28.6%	28.0%	28.8%	28.4%	28.0%
Future presentation of Total Crown	37.8%	38.2%	35.2%	32.4%	30.4%	30.9%	30.2%	30.0%	29.2%	28.1%
Gross sovereign-issued debt (no change)	36.7%	38.0%	36.1%	33.7%	32.2%	29.8%	28.3%	29.1%	28.6%	28.3%
Net Crown debt
Current presentation	25.9%	24.1%	21.3%	20.0%	17.5%	16.8%	17.0%	17.3%	16.7%	16.1%
Future presentation	24.1%	22.2%	19.1%	17.9%	14.9%	15.5%	16.7%	17.0%	16.4%	15.8%
Net worth (no change)	7.6%	9.9%	5.9%	8.0%	10.0%	11.6%	13.0%	14.6%	16.8%	19.0%

Nominal GDP ($ million)	97,933	99,790	101,761	107,064	114,145	120,543	125,125	130,659	136,804	142,631

2

Specific Fiscal Risks

Introduction

        This chapter describes the specific fiscal risks of the Crown, including contingent liabilities and other specific fiscal risks. The risks are disclosed as either quantifiable or unquantifiable, depending on their characteristics. Only contingent liabilities and other specific fiscal risks involving amounts of $10 million or more in any one year are separately disclosed. Contingent liabilities below $10 million are included in the "other quantifiable contingent liabilities" total. Comparatives have been adjusted where appropriate to align with the disclosure of new "material" contingent liabilities. The total amount of contingent liabilities remains unchanged.

Contingent Liabilities

        Contingent liabilities are costs that the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase net Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net Crown debt.

        Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

        Contingent liabilities have been stated as at 31 May 2002.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status[4]	($ million)
Cook Islands—Asian Development Bank loans	Unchanged	24
Huntly East mine subsidence	Unchanged	22
Ministry of Transport—funding guarantee	Unchanged	10
Post Office Bank—guaranteed deposits	Unchanged	15
Guarantees and indemnities of state-owned enterprises and Crown entities	Changed	256
Other guarantees and indemnities	Unchanged	58

		385
Uncalled capital
Asian Development Bank	Changed	1,315
European Bank for Reconstruction and Development	Unchanged	14
International Bank for Reconstruction and Development	Changed	1,715

		3,044
Legal proceedings and disputes
Agriculture and Forestry—legal claims	Changed	10
Health—legal claims	Unchanged	121
New Zealand Defence Force—legal claims	Changed	29
Police—legal claims	Changed	46
Tax in dispute	Unchanged	67
Other legal claims	Changed	61

		334
Other quantifiable contingent liabilities
International finance organisations	Changed	1,627
Reserve Bank—demonetised currency	Unchanged	25
Other quantifiable contingent liabilities	Changed	125

		1,777

Total quantifiable contingent liabilities		5,540

Relative to reporting in the 2002 Budget Update.

Unquantified Contingent Liabilities

Institutional guarantees	Status

Commerce Commission—indemnity for damages	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
Earthquake Commission	Unchanged
Fletcher Challenge Limited	Unchanged
Ministry of Fisheries—indemnity provided for delivery of registry services	Unchanged
National Provident Fund	Unchanged
Persons exercising investigating powers	Unchanged
Public Trust	Unchanged
Reserve Bank of New Zealand	Unchanged
Other unquantified contingent liabilities
Accident Compensation Corporation	Unchanged
Air New Zealand	Unchanged
Bank of New Zealand	Unchanged
Contaminated sites	Unchanged
Crown research institutes	Unchanged
DFC New Zealand Limited (under statutory management)	Unchanged
District health boards	Unchanged
Education—legal claim	Unchanged
Electricity Corporation of New Zealand Limited	Unchanged
Housing New Zealand Corporation	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Maui Gas Partners	Unchanged
New Zealand Railways Corporation	Unchanged
Pharmaceutical Management Agency Limited—indemnity	Unchanged
Purchasers of Crown operations	Unchanged
Sale of Crown assets	Unchanged
Tax liabilities	Unchanged
Terralink Ltd	New
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims—settlement relativity payments	Unchanged
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged

Specific Fiscal Risks

        Specific fiscal risks (excluding contingent liabilities) are a category of Government decisions or circumstances that may have a material impact on the fiscal position. The risks have not been included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain. The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

        To ensure a practicable and consistent disclosure approach, risks have been reported that have an expected cost or saving of over $10 million in any one forecast year; and either:

  •
  reflect Government decisions or legislative commitments with uncertain fiscal consequences or timing, or

  •
  are generally being actively considered by the Minister of Finance and responsible Ministers, or

  •
  are decisions that have been deferred until a later date.

        The forecasts incorporate operating and capital provisions to accommodate policy initiatives on which decisions have yet to be made. Some risks outlined in this chapter, if they eventuate, would be covered by these provisions and therefore have no impact on the forecasts. These risks have been disclosed to provide an indication of the pressure the risks place upon the fiscal provisions.

        There are a number of other "pressures" on the fiscal position that have not been included as risks. These "pressures" comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers. Such items are also expected to be managed within the provisions noted above.

        Specific fiscal risks do not include:

  •
  normal forecasting risks, such as uncertainty around welfare benefits, SOE/Crown entity surpluses or finance costs

  •
  possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities

  •
  discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

        The Fiscal Responsibility Act 1994 requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

  •
  prejudice the substantial economic interests of New Zealand, or

  •
  prejudice the security or defence of New Zealand or international relations of the Government, or

  •
  compromise the Crown in a material way in negotiation, litigation or commercial activity, or

  •
  result in a material loss of value to the Crown.

        The Minister of Finance also has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

Time-limited Funding

        In addition to disclosing specific fiscal risks in accordance with the Fiscal Responsibility Act, the following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point, using a $5 million materiality threshold. These decreases total less than $35 million in any given year.

Vote	Description of initiative	Impact ($ million)
Agriculture and Forestry	Sustainable Resource Development Fund	10 from 2004/05
Education	Microsoft software licensing	2 in 2004/05, 5 in 2005/06
Education	Tertiary Education Commission	8 from 2004/05
Social Development	Subsidised work	10 from 2004/05

        If operating funding was to be appropriated to maintain funding levels for these four initiatives (ie, extend the initiative beyond its scheduled completion date), the total impact would be up to $30 million in 2004/05 and $32 million in 2005/06, which would impact on the operating balance.

        Because of the limited time for preparation of the 2002 Pre-EFU, the material was prepared by undertaking a high-level review of departmental baseline information. This is an area of greater transparency that will continue to evolve over time as we review our processes to compile this information.

Statement of Specific Fiscal Risks

        The fiscal risks included in the following tables were finalised as at 17 June 2002. Details are provided after the tables for all new or changed specific fiscal risks. Please see the 2002 Budget Update for all unchanged specific fiscal risks.

Quantified Risks5

Risks as at 17 June 2002	Operating Balance	Gross Debt	Net Worth	($ million)
Corrections—capital projects	Decrease	Increase	Decrease	-391 capital and -188 operating across the outyears.
Defence—capital injections	Decrease	Increase	Decrease	-1,000 over the next five to ten years.
Education—Auckland University Business School	Decrease	Increase	Decrease	-25 capital in 2002/03.
Education—e-learning	Decrease	Increase	Decrease	-11 in 2002/03 and -7 in outyears for capital.
Education—school property	Decrease	Increase	Decrease	-90 in 2002/03, -200 in 2003/04 and subsequent outyears for capital; and -1 in 2002/03, -8 in 2003/04, -18 in 2004/05, and -29 in 2005/06 for operating.
Energy Efficiency and Conservation—renewables policy	Decrease	Increase	Decrease	-1 in 2002/03, increasing to -20 in 2005/06.
Energy Efficiency and Conservation—national strategy	Decrease	Increase	Decrease	-63 operating over four years.
Health—remove asset testing from long-stay care	Decrease	Increase	Decrease	-25 operating from 2004/05
Health—Southern Saltmarsh Mosquito	Decrease	Increase	Decrease	-30 operating over five years.
Inland Revenue—GST and imported services and financial services review	Decrease	Increase	Decrease	-20 operating from 2003/04.
Inland Revenue—trans- Tasman triangular tax relief	Decrease	Increase	Decrease	-10 operating from 2004/05.
Social Development—benefit payment systems	Decrease	Increase	Decrease	Up to -95 split between operating and capital.

In the summary tables listing specific risks:

•
negative numbers indicate a deterioration in the Crown's financial position

•
"N/A" means no effect

•
"Unclear" means insufficient information is available to determine the risk's effect.

Unquantified Risks

Risks as at 17 June 2002	Operating balance	Gross debt	Net worth
Accident Insurance—Medical Misadventure	Unclear	Unclear	Unclear
Agriculture and Forestry—painted apple moth	Decrease	Increase	Decrease
Courts—Supreme Court	Decrease	Increase	Decrease
Defence—sale of Skyhawks and Aermacchi trainers	Increase	Decrease	Increase
Education—capital injections for tertiary education institutions	N/A	Increase	N/A
Education—collective employment agreements	Decrease	Increase	Decrease
Education—ECE Strategic Plan	Unclear	Unclear	Unclear
Education—improved internet access	Decrease	Increase	Decrease
Education—Partnerships for Excellence	N/A	Increase	N/A
Education—pay parity for kindergarten teachers	Decrease	Increase	Decrease
Education—review of school staffing	Decrease	Increase	Decrease
Education—school and early childhood operational funding	Decrease	Increase	Decrease
Education—school property code	Decrease	Increase	Decrease
Education—tertiary education funding	Decrease	Increase	Decrease
Education—wananga capital injection	N/A	Increase	N/A
Health—district health board deficits	Unclear	Unclear	Unclear
Health—population-based funding	Decrease	Increase	Decrease
Housing—Auckland City Council Rental Stock	Decrease	Increase	Decrease
Inland Revenue—exemption for overseas earnings	Unclear	Unclear	Unclear
Inland Revenue—Gaming Review	Unclear	Unclear	Unclear
Inland Revenue—Risk Free Return Method	Unclear	Unclear	Unclear
Inland Revenue—taxation of savings and investment vehicles, including superannuation funds	Decrease	Increase	Decrease
Police—capital projects	Decrease	Increase	Decrease
Prime Minister and Cabinet—climate change	Unclear	Unclear	Unclear
Social Development—response to Joychild Report	Decrease	Increase	Decrease
Transport—lease of rail assets	Unclear	Unclear	Unclear

Risks Removed Since the 2002 Budget Update

Risk	In forecasts	Comment
Education—Centres of Research Excellence	Yes	Baselines

Quantified Fiscal Risks

        The following quantified fiscal risk is changed since the 2002 Budget Update (previously unquantified). Please see the 2002 Budget Update for details of unchanged quantified fiscal risks.

Health—remove asset testing from long-stay care (changed risk)

        The Government is considering the introduction of legislation to gradually remove asset testing, over time, on all forms of long-stay geriatric care, including public and private hospitals and rest homes. The finalised details of this proposed policy are still being developed, but the costs are estimated at approximately $25 million in 2004/05 and outyears, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Health

Unquantified Fiscal Risks

        The following unquantified fiscal risks are new or changed since the 2002 Budget Update. Please see the 2002 Budget Update for details of unchanged unquantified fiscal risks.

Agriculture and Forestry—painted apple moth (changed risk)

        The Government is considering progress with the painted apple moth eradication programme, including options for the future management of the pest. Since the Budget Update, the moth has been discovered outside the spray zone, which will need to be taken into account when assessing options. The costs associated with these responses depend on the options chosen, but any further funding would decrease the operating balance.

Housing—Auckland City Council Rental Stock (new risk)

        Auckland City Council has decided to sell its rental housing stock, comprising around 1,600 pensioner units (let at less-than-market rates) and 120 other properties (let at market rates). The Government is exploring a range of responses to keep the stock available for social housing purposes, although it is not committed to any particular response or strategy.

        The impact of the response depends on the options chosen, but any additional operating funding would decrease the operating balance and capital injections would increase gross debt.

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

        These forecasts have been prepared in accordance with the Fiscal Responsibility Act 1994. They are based on the accounting policies and assumptions that are outlined on pages155 to 168 of the 2002 Budget Economic and Fiscal Update, except for updated economic assumptions outlined on the following page. As with all such assumptions, there is a degree of uncertainty surrounding them. This uncertainty increases as the forecast horizon extends.

        The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared. They reflect all Government decisions and circumstances communicated to 17 June 2002.

Finalisation Dates
Fiscal forecasts (including tax revenue)	17 June
Economic outlook	17 June
Government decisions and circumstances	17 June
Actual asset revaluations	31 May
Foreign-exchange rates	31 May
Specific fiscal risks	17 June
Contingent liabilities and commitments	31 May

Crown Reporting Entity as at 17 June 2002

        These Forecast Financial Statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989. This comprises Ministers of the Crown, Offices of Parliament, Departments, state-owned enterprises, and Crown entities. The reporting entity is unchanged from that used to compile the 2002 Budget Economic and Fiscal Update as outlined on pages 142 and 143 of that document.

Accounting Policies and Forecast Assumptions

        The general and specific accounting and forecast policies used to compile this set of forecasts are the same as those used to compile the 2002 Budget Economic and Fiscal Update as outlined on pages 155 to 168 of that document, except for:

Macroeconomic assumptions

        A summary of the economic assumptions that are particularly relevant to the fiscal forecasts (along with the 2001/02 assumptions used in the 2001 Budget Economic and Fiscal Update) are provided in the following table:

	2001/02
June years	Previous Budget	Pre-EFU	2002/03 Pre-EFU	2003/04 Pre-EFU	2004/05 Pre-EFU	2005/06 Pre-EFU
Real GDP (production based measure)
(annual average % change)	2.7	3.0	3.0	2.9	3.0	2.8
Nominal GDP ($ million)	117,323	120,543	125,125	130,659	136,804	142,631
Consumer Price Index
(annual average %)	2.1	2.4	2.3	1.6	1.6	1.5
Interest rates
Government 10-year bonds (quarterly average %)	6.1	6.8	6.3	6.2	6.2	6.2
90-day bill rate (quarterly average %)	6.1	5.8	6.0	6.0	6.0	6.0
Household Labour Force Survey
Survey unemployment rate (annual average %)	5.4	5.3	5.4	5.4	5.1	5.2
Full-time equivalent employment
(annual average % change)	0.6	2.4	1.5	1.0	1.6	1.3
Wages—hourly earnings
(annual average % change)	3.8	3.6	3.7	3.5	3.4	2.9
Trade Weighted Index
(quarterly average)	52.9	54.7	56.5	56.5	56.5	56.5

Source: The Treasury

Specific accounting policy and forecast assumptions

        For the purposes of calculating net debt, the forecasts assume that the nominal exchange rate remains fixed at 31 May 2002 exchange rates. Projected exchange rate losses or gains are not included in the forecasts.

        The forecasts have not been updated for changes to the discount rates applied to the GSF and ACC liabilities (rates as at 31 March were applied to the forecasts used in the 2002 Budget Economic and Fiscal Update).

Forecast Statement of Financial Performance
for the years ending 30 June

			2002
	Note	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Revenue
Levied through the Crown's Sovereign Power
Direct taxation	1	23,863	24,505	24,485	25,720	26,932	28,348	29,351
Indirect taxation	2	12,875	13,180	13,822	14,394	14,945	15,503	16,091

Total taxation revenue		36,738	37,685	38,307	40,114	41,877	43,851	45,442
Compulsory fees, fines, penalties and levies		385	418	493	472	487	493	506
Total Revenue Levied through the Crown's Sovereign Power		37,123	38,103	38,800	40,586	42,364	44,344	45,948
Earned through the Crown's Operations
Investment income	3	1,369	934	1,250	1,337	1,615	1,904	2,232
Sales of goods and services		659	654	684	705	665	665	667
Other operational revenue	4	381	305	353	297	291	286	284
Unrealised losses arising from changes in the value of commercial forests		(40)	—	—	—	—	—	—
Total Revenue Earned through the Crown's Operations		2,369	1,893	2,287	2,339	2,571	2,855	3,183

Total Revenue		39,492	39,996	41,087	42,925	44,935	47,199	49,131

Expenses
By Functional Classification
Social security and welfare		13,216	13,826	13,615	13,936	14,363	14,755	15,215
GSF pension expenses		855	667	339	671	680	680	719
Health		7,342	7,684	7,713	8,390	8,873	9,347	9,475
Education		6,690	7,056	7,150	7,494	7,674	7,747	7,850
Core government services		1,817	1,552	1,611	1,641	1,616	1,628	1,658
Law and order		1,560	1,640	1,761	1,744	1,737	1,734	1,727
Defence		1,267	1,153	1,188	1,166	1,208	1,159	1,146
Transport and communications		1,026	1,027	1,156	1,238	1,300	1,324	1,335
Economic and industrial services		1,141	1,225	1,187	1,275	1,268	1,261	1,272
Heritage, culture and recreation		424	456	500	533	558	584	595
Primary services		287	320	327	343	330	326	323
Housing and community development		50	90	95	103	99	91	91
Other		75	114	109	114	110	110	110
Finance costs	5	2,483	2,395	2,303	2,339	2,425	2,501	2,572
Net foreign-exchange (gains)/losses		(47)	—	119	—	—	—	—
Contingency provision		—	160	—	230	200	180	180
Forecast for future new spending	5	—	—	—	—	500	1,000	1,900

Total Expenses	5	38,186	39,365	39,173	41,217	42,941	44,427	46,168

Revenue less Expenses		1,306	631	1,914	1,708	1,994	2,772	2,963
Surplus attributable to state-owned enterprises and Crown entities (excl. ACC liability valuation)	8	844	953	950	957	1,260	1,381	1,530
ACC outstanding claims liability valuation		(420)	—	(42)	—	—	—	—
Dividends and other distributions	8	(321)	(208)	(403)	(461)	(363)	(323)	(351)

Net Surplus Attributable to State-owned Enterprises and Crown Entities		103	745	505	496	897	1,058	1,179

Operating Balance		1,409	1,376	2,419	2,204	2,891	3,830	4,142

The accompanying Notes are an integral part of these Statements.

Forecast Statement of Financial Position
as at 30 June

			2002
	Note	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Assets
Cash and bank balances		115	45	185	239	137	159	213
Marketable securities and deposits[1]		12,060	9,067	10,250	8,811	10,597	12,914	15,540
Advances	6	4,615	5,873	5,896	7,011	8,615	9,555	10,599
Receivables	7	6,197	5,439	6,065	6,139	6,052	6,136	6,086
Inventories		193	280	220	223	231	229	227
State-owned enterprises and Crown entities	8	14,077	15,114	15,371	16,500	17,674	18,954	20,229
Other investments		354	432	306	396	383	369	355
Physical assets	9	16,102	16,076	16,180	16,410	16,585	16,364	16,085
Commercial forests		310	359	310	310	311	311	311
State highways	10	11,055	10,847	11,148	11,278	11,376	11,481	11,607
Intangible assets		3	3	448	401	354	307	260
Forecast for future new capital spending		—	315	—	200	1,000	1,500	1,860

Total Assets		65,081	63,850	66,379	67,918	73,315	78,279	83,372

Liabilities
Payables and provisions	11	5,831	4,758	5,520	5,439	5,412	5,491	5,410
Currency issued		2,539	2,570	2,787	2,787	2,787	2,787	2,787
Borrowings		36,761	35,831	35,939	35,421	38,031	39,183	40,296
Pension liabilities		8,487	8,734	8,119	8,053	7,976	7,879	7,798

Total Liabilities		53,618	51,893	52,365	51,700	54,206	55,340	56,291

Total Assets less Total Liabilities		11,463	11,957	14,014	16,218	19,109	22,939	27,081

Crown Balance
Accumulated operating balance		3,456	4,058	5,967	8,171	11,062	14,892	19,034
Revaluation reserve	12	8,007	7,899	8,047	8,047	8,047	8,047	8,047

Crown Balance		11,463	11,957	14,014	16,218	19,109	22,939	27,081

		2002
[1] Marketable securities and deposits	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
New Zealand Superannuation (NZS) Fund	—	617	615	1,905	3,913	6,292	8,959
Other marketable securities and deposits	12,060	8,450	9,635	6,906	6,684	6,622	6,581

Total Marketable securities and deposits	12,060	9,067	10,250	8,811	10,597	12,914	15,540

The accompanying Notes are an integral part of these Statements.

Forecast Statement of Movements in Equity
for the years ending 30 June

			2002
	Note	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Opening Crown Balance		8,583	10,581	11,463	14,014	16,218	19,109	22,939
Operating balance for the year		1,409	1,376	2,419	2,204	2,891	3,830	4,142
Net revaluations	12	(179)	—	29	—	—	—	—

Total Recognised Revenues and Expenses		1,230	1,376	2,448	2,204	2,891	3,830	4,142
Recognition policy change		1,650	—	103	—	—	—	—

Closing Crown Balance		11,463	11,957	14,014	16,218	19,109	22,939	27,081

The accompanying Notes are an integral part of these Statements.

Forecast Statement of Cash Flows
for the years ending 30 June

		2002
	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Cash Flows from Operations
Cash was Provided from
Direct Taxation
Individuals
Source deductions	13,748	14,358	14,648	15,321	16,133	17,029	17,865
Other persons	4,221	4,319	4,456	4,516	4,596	4,722	4,828
Refunds	(1,175)	(1,094)	(1,280)	(1,146)	(1,210)	(1,210)	(1,210)
Fringe benefit tax	338	324	344	380	384	389	394

Total Individuals	17,132	17,907	18,168	19,071	19,903	20,930	21,877
Corporate
Gross companies	5,377	5,518	5,375	5,401	5,810	6,155	6,220
Refunds	(785)	(701)	(753)	(650)	(646)	(640)	(628)
Non-resident withholding tax	738	679	621	638	692	716	737
Foreign-source dividend withholding payment	98	36	124	122	56	56	56

Total Corporate	5,428	5,532	5,367	5,511	5,912	6,287	6,385
Other withholding taxes	1,043	1,046	1,013	1,075	1,084	1,084	1,085
Other direct taxation	2	2	2	2	2	2	2

Total Direct Taxation	23,605	24,487	24,550	25,659	26,901	28,303	29,349
Indirect Taxation
Goods and Services Tax
Gross goods and services tax	14,604	14,754	16,037	16,396	16,914	17,678	18,484
Refunds	(5,657)	(5,418)	(6,188)	(6,092)	(6,127)	(6,391)	(6,670)

Total Goods and Services Tax	8,947	9,336	9,849	10,304	10,787	11,287	11,814
Other indirect taxation	3,698	3,858	3,942	4,088	4,156	4,216	4,282

Total Indirect Taxation	12,645	13,194	13,791	14,392	14,943	15,503	16,096

Total Taxation Receipts	36,250	37,681	38,341	40,051	41,844	43,806	45,445
Compulsory Fees, Fines, Penalties and Levies	324	349	327	372	386	399	419
Other Receipts
Interest, profits and dividends	892	755	1,204	1,012	1,132	1,224	1,398
Sales of goods and services	622	644	653	674	628	624	626
Other operating receipts	383	301	370	285	276	269	285

Total Other Receipts	1,897	1,700	2,227	1,971	2,036	2,117	2,309

Total Cash Provided from Operations	38,471	39,730	40,895	42,394	44,266	46,322	48,173
Cash was Disbursed to
Departmental outputs	4,749	5,040	5,173	5,328	5,243	5,199	5,222
Other outputs	16,008	16,610	16,835	17,858	18,435	19,055	19,325
Finance costs	2,499	2,402	2,240	2,264	2,390	2,471	2,549
Subsidies	133	181	147	173	178	155	155
Current transfers
Social assistance grants	12,910	13,610	13,432	13,689	14,144	14,564	15,041
Other transfers	250	255	256	260	257	256	256
Forecast for future new spending	—	160	—	230	700	1,180	2,080

Total Cash Disbursed to Operations	36,549	38,258	38,083	39,802	41,347	42,880	44,628

Net Cash Flows from Operations	1,922	1,472	2,812	2,592	2,919	3,442	3,545

Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	75	91	124	83	56	39	31

Total Cash Provided	75	91	124	83	56	39	31
Cash was Disbursed to
Purchase of physical assets	1,205	1,288	1,271	1,508	1,417	1,020	1,025
Net increase in advances	617	1,318	1,264	1,193	1,632	957	1,060
Net (sale)/purchase of investments	(174)	294	1,217	713	265	163	83
Purchase of marketable securities and deposits by NZS Fund	—	600	600	1,200	1,800	2,011	2,117
Other net purchase/(sale) of marketable securities and deposits	1,001	(3,185)	(1,232)	(2,728)	(222)	28	(15)
Forecast for future new capital spending	—	315	—	200	800	500	360

Total Cash Disbursed	2,649	630	3,120	2,086	5,692	4,679	4,630

Net Cash Flows from Investing Activities	(2,574)	(539)	(2,996)	(2,003)	(5,636)	(4,640)	(4,599)

Net Cash Flows from Operating and Investing Activities	(652)	933	(184)	589	(2,717)	(1,198)	(1,054)

Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	303	—	248	—	—	—	—
Net issue/(repayment) of Government stock	1,066	391	746	(31)	2,515	1,136	947

Total Cash Provided	1,369	391	994	(31)	2,515	1,136	947
Cash was Disbursed to
Net repayment/(issue) of foreign-currency borrowing	514	853	451	140	—	(2)	—
Net repayment/(issue) of other New Zealand-dollar borrowing	305	479	282	364	(100)	(82)	(161)

Total Cash Disbursed	819	1,332	733	504	(100)	(84)	(161)

Net Cash Flows from Financing Activities	550	(941)	261	(535)	2,615	1,220	1,108

Net Movement in Cash	(102)	(8)	77	54	(102)	22	54
Opening Cash Balance	210	53	115	185	239	137	159
FX gains/(losses) on opening cash balances	7	—	(7)	—	—	—	—

Closing Cash Balance	115	45	185	239	137	159	213

The accompanying Notes are an integral part of these Statements.

		2002
	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	1,922	1,472	2,812	2,592	2,919	3,442	3,545
Items included in the operating balance but not in net cash flows from operations
Valuation Changes
Increase in National Provident Fund guarantee liability	(253)	—	—	—	—	—	—
(Increase)/decrease in pension liabilities	(164)	51	368	—	—	—	—
Unrealised net foreign exchange gains/(losses)	100	—	(72)	—	—	—	—
Unrealised losses arising from changes in the value of commercial forests	(40)	—	—	—	—	—	—

Total Valuation Changes	(357)	51	296	—	—	—	—
Physical Asset Movements
Depreciation	(925)	(879)	(943)	(1,013)	(1,059)	(1,084)	(1,106)
(Loss)/gain on sale of assets	(7)	—	(2)	—	—	—	—

Total Physical Asset Movements	(932)	(879)	(945)	(1,013)	(1,059)	(1,084)	(1,106)
Other Non-cash Items
Net surplus attributable to state-owned enterprises and Crown entities	103	745	505	496	897	1,058	1,179
Accrued income from NZS Fund	—	17	15	90	208	368	550
Loss on writedown of defence equipment	(103)	—	—	—	—	—	—
Student Loans	(61)	(99)	(67)	(47)	(44)	(37)	(41)
Other	55	—	(23)	(47)	(47)	(47)	(47)

Total Other Non-cash Items	(6)	663	430	492	1,014	1,342	1,641
Total Other Investing and Financing Items	177	—	(22)	—	—	—	—
Movements in Working Capital
Increase/(decrease) in taxes receivable	737	25	1	62	25	33	(5)
Decrease/(increase) in payables	11	62	(47)	56	96	48	114
(Decrease)/increase in other receivables	(62)	(84)	(133)	12	(112)	51	(45)
(Decrease)/increase in inventories	(81)	66	27	3	8	(2)	(2)

Total Movements in Working Capital	605	69	(152)	133	17	130	62

Operating Balance	1,409	1,376	2,419	2,204	2,891	3,830	4,142

The accompanying Notes are an integral part of these Statements.

		2002
	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Reconciliation of Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds
Net Cash Flows from Operations	1,922	1,472	2,812	2,592	2,919	3,442	3,545
Net purchase of physical assets	(1,130)	(1,197)	(1,147)	(1,425)	(1,361)	(981)	(994)
Net increase in advances	(617)	(1,318)	(1,264)	(1,193)	(1,632)	(957)	(1,060)
Net sale/(purchase) of investments	174	(294)	(1,217)	(713)	(265)	(163)	(83)
Purchase of marketable securities and deposits by NZS Fund	—	(600)	(600)	(1,200)	(1,800)	(2,011)	(2,117)
Forecast for future new capital spending	—	(315)	—	(200)	(800)	(500)	(360)

Available to Repay Debt/(Required to be Financed)	349	(2,252)	(1,416)	(2,139)	(2,939)	(1,170)	(1,069)
Financed by:
Other net (purchase)/sale of marketable securities and deposits	(1,001)	3,185	1,232	2,728	222	(28)	15

Total Investing Activities	(652)	933	(184)	589	(2,717)	(1,198)	(1,054)
Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	(305)	(479)	(282)	(364)	100	82	161
Decrease/(increase) in cash	102	8	(77)	(54)	102	(22)	(54)
Issue of circulating currency	303	—	248	—	—	—	—
Net (repayment)/issue of foreign-currency borrowing	(514)	(853)	(451)	(140)	—	2	—

	(414)	(1,324)	(562)	(558)	202	62	107
Net Cash (Outflow)/Inflow to be Offset by Domestic Bonds	(1,066)	(391)	(746)	31	(2,515)	(1,136)	(947)

Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	3,572	3,570	3,703	3,392	5,559	3,933	3,822
Domestic bonds (non-market)	661	—	199	—	478	213	—

Total Gross Cash Proceeds from Domestic Bonds	4,233	3,570	3,902	3,392	6,037	4,146	3,822
Repayment of domestic bonds (market)	(2,651)	(2,582)	(2,593)	(2,823)	(3,044)	(2,797)	(2,875)
Repayment of domestic bonds (non-market)	(516)	(597)	(563)	(600)	(478)	(213)	—

Net Cash Proceeds from/(Repayments of) Domestic Bonds	1,066	391	746	(31)	2,515	1,136	947

The accompanying Notes are an integral part of these Statements.

Forecast Statement of Borrowings
as at 30 June

			2002
	Note	2001 Actual	Previous Budget	Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Outstanding Debt
New Zealand-Dollar Debt
Government stock		23,331	23,788	24,106	24,100	26,611	27,772	28,752
Treasury bills		5,558	5,388	5,405	5,484	5,471	5,479	5,488
Loans and foreign-exchange contracts		(272)	(763)	(374)	(823)	(711)	(730)	(606)
Retail stock		498	475	512	510	510	510	510

Total New Zealand-Dollar Debt		29,115	28,888	29,649	29,271	31,881	33,031	34,144
Foreign-Currency Debt
United States dollars		4,780	3,799	3,889	3,918	3,916	3,917	3,917
Japanese yen		1,432	1,562	448	279	279	279	279
European and other currencies		1,434	1,582	1,953	1,953	1,955	1,956	1,956

Total Foreign-Currency Debt		7,646	6,943	6,290	6,150	6,150	6,152	6,152

Total Outstanding Debt		36,761	35,831	35,939	35,421	38,031	39,183	40,296

Less
Financial Assets
Marketable Securities and Deposits[1]
New Zealand dollars		3,971	1,154	3,352	778	561	506	469
United States dollars		5,093	3,909	3,889	3,958	3,952	3,947	3,944
Japanese yen		1,548	1,775	487	268	268	268	268
European and other currencies		1,448	1,612	1,907	1,902	1,903	1,901	1,900

Total Marketable Securities and Deposits		12,060	8,450	9,635	6,906	6,684	6,622	6,581
Advances and Cash
Advances to state-owned enterprises and Crown entities	6	261	939	890	1,314	2,148	2,300	2,536
Student loans	6	4,143	4,776	4,798	5,531	6,295	7,075	7,863
Other advances		211	158	208	166	172	180	200
Cash		115	45	185	239	137	159	213

Total Advances and Cash		4,730	5,918	6,081	7,250	8,752	9,714	10,812

Total Financial Assets		16,790	14,368	15,716	14,156	15,436	16,336	17,393

Net Crown Debt		19,971	21,463	20,223	21,265	22,595	22,847	22,903

Net New Zealand-dollar debt		20,495	21,816	20,216	21,243	22,568	22,811	22,863
Net foreign-currency debt		(524)	(353)	7	22	27	36	40

Net Crown Debt		19,971	21,463	20,223	21,265	22,595	22,847	22,903

1
Marketable securities and deposits held by the NZS Fund are excluded from the calculation of net Crown debt.

The accompanying Notes are an integral part of these Statements.

Statement of Actual Commitments
as at 31 May 2002

	As at 31 May 2002	As at 30 June 2001
	($ million)
By Type
Capital Commitments
Specialist military equipment	538	639
Land and buildings	411	383
Other plant and equipment	22	41
Investments	238	15
Commitments of state-owned enterprises and Crown entities	848	619

Total Capital Commitments	2,057	1,697
Operating Commitments
Non-cancellable accommodation leases	808	842
Other non-cancellable leases	1,717	1,713
Non-cancellable contracts for the supply of goods and services	2,625	367
Other operating commitments	791	2,213
Commitments of state-owned enterprises and Crown entities	3,266	2,471

Total Operating Commitments	9,207	7,606

Total Commitments	11,264	9,303

By Term
One year or less	3,209	3,618
From one to two years	3,993	2,051
From two to five years	2,048	1,754
Over five years	2,014	1,880

Total Commitments	11,264	9,303

        The Statement of Actual Commitments includes commitments which are also included in the Forecast Statements of Financial Performance and Financial Position.

The accompanying Notes are an integral part of these Statements.

Statement of Actual Specific Fiscal Risks

        The Statement of Contingent Liabilities is outlined on pages 27 to 29 of the Specific Fiscal Risks chapter.

        The Statement of Specific Fiscal Risks (quantified and unquantified) is outlined on pages 30 to 34 of the Specific Fiscal Risks chapter.

Notes to the Forecast Financial Statements

        The notes to the financial statements can be viewed on the Treasury website.

Tax and Expense Tables

        The tax and expense tables can be viewed on the Treasury website.

GAAP Tables—Line-by-Line Consolidation

        The Public Finance Act 1989 and Fiscal Responsibility Act 1994 require the government to produce actual and forecast financial statements in accordance with generally accepted accounting practice (GAAP). This ensures that the financial statements and forecasts of the Crown are prepared on a basis familiar to readers of private sector financial statements—providing a transparent and independently established set of principles on which to measure a government's financial activity.

        GAAP will soon require the full line-by-line consolidation of SOEs and Crown entities (currently the accounts only consolidate the net surplus in the operating balance and net investment/net worth in the balance sheet). In addition, there are some adjustments that will impact on "core Crown" (defined below) results owing to changes to the treatment of GST on Crown spending and the treatment of the Government Superannuation Fund (GSF).

        Pages 97 to 105 and pages 176 to 192 of the 2002 Budget Economic and Fiscal Update outline the impact of the changes in detail with reference to the forecasts at that time.

Summary Tables—Line-by-Line Consolidation

        The following summary tables outline the key fiscal variables, comparing from the current presentation to those contained in the following GAAP tables prepared using the future presentation. The first table is expressed as a percentage of GDP. The second table is expressed in nominal dollars.

        More detailed full consolidation GAAP financial statements can be viewed on the Treasury website.

Summary indicators	1997 Actual	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	(% of GDP)
Revenue
Current presentation	35.5%	35.7%	35.7%	34.1%	34.6%	34.1%	34.3%	34.4%	34.5%	34.4%
Future presentation of Core Crown	34.2%	34.3%	33.8%	32.3%	33.3%	32.7%	33.0%	33.0%	33.1%	33.1%
Future presentation of Total Crown	41.5%	42.1%	42.1%	39.7%	40.9%	42.4%	43.2%	43.4%	43.4%	43.2%
Expenses
Current presentation	33.6%	34.3%	35.2%	33.8%	33.5%	32.5%	32.9%	32.9%	32.5%	32.4%
Future presentation of Core Crown	32.4%	32.9%	33.8%	32.3%	32.2%	31.1%	31.6%	31.5%	31.1%	31.0%
Future presentation of Total Crown	39.5%	40.0%	40.3%	38.3%	39.7%	40.4%	41.4%	41.1%	40.6%	40.3%
Operating balance
Current presentation	1.9%	2.5%	1.7%	1.4%	1.2%	2.0%	1.8%	2.2%	2.8%	2.9%
Future presentation	1.9%	2.1%	1.7%	1.4%	1.2%	2.0%	1.8%	2.2%	2.8%	2.9%
OBERAC (no changes)	1.9%	2.2%	0.2%	0.8%	1.8%	1.8%	1.8%	2.2%	2.8%	2.9%
Gross debt
Current presentation	36.7%	38.0%	36.1%	33.7%	32.2%	29.8%	28.3%	29.1%	28.6%	28.3%
Future presentation of Core Crown	35.0%	36.1%	33.8%	31.6%	29.6%	28.6%	28.0%	28.8%	28.4%	28.0%
Future presentation of Total Crown	37.8%	38.2%	35.2%	32.4%	30.4%	30.9%	30.2%	30.0%	29.2%	28.1%
Gross sovereign-issued debt (no change)	36.7%	38.0%	36.1%	33.7%	32.2%	29.8%	28.3%	29.1%	28.6%	28.3%
Net Crown debt
Current presentation	25.9%	24.1%	21.3%	20.0%	17.5%	16.8%	17.0%	17.3%	16.7%	16.1%
Future presentation	24.1%	22.2%	19.1%	17.9%	14.9%	15.5%	16.7%	17.0%	16.4%	15.8%
Net worth (no change)	7.6%	9.9%	5.9%	8.0%	10.0%	11.6%	13.0%	14.6%	16.8%	19.0%
Tax and Sovereign revenue
Tax revenue
Current presentation	32.6%	33.1%	31.6%	31.8%	32.2%	31.8%	32.1%	32.1%	32.1%	31.9%
Future presentation of Core Crown	31.0%	31.5%	30.0%	30.1%	30.7%	30.2%	30.4%	30.4%	30.4%	30.2%
Future presentation of Total Crown	30.8%	31.2%	29.7%	29.9%	30.4%	30.0%	30.3%	30.1%	30.1%	29.9%
Total sovereign revenue (includes levies)
Current presentation	32.9%	33.3%	31.9%	32.1%	32.5%	32.2%	32.4%	32.4%	32.4%	32.2%
Future presentation of Core Crown	31.3%	31.8%	30.3%	30.5%	31.0%	30.6%	30.8%	30.7%	30.7%	30.5%
Future presentation of Total Crown	33.0%	33.5%	31.8%	31.5%	32.4%	32.0%	32.2%	32.1%	32.0%	31.8%
Nominal GDP ($ million)	97,933	99,790	101,761	107,064	114,145	120,543	125,125	130,659	136,804	142,631

  •
  Net Crown debt is a measure of core Crown borrowings less financial assets. It is defined to exclude the assets of the NZS Fund and the GSF as these can only be used for very specific purposes.

Summary indicators	1997 Actual	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Estimated Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Revenue
Current presentation	34,778	35,581	36,357	36,526	39,492	41,087	42,925	44,935	47,199	49,131
Future presentation of Core Crown	33,533	34,222	34,367	34,536	38,005	39,441	41,292	43,123	45,321	47,152
Future presentation of Total Crown	40,595	41,997	42,807	42,513	46,686	51,062	53,998	56,642	59,387	61,667
Expenses
Current presentation	32,953	34,211	35,825	36,171	38,186	39,173	41,217	42,941	44,427	46,168
Future presentation of Core Crown	31,708	32,852	34,367	34,536	36,699	37,527	39,584	41,129	42,549	44,189
Future presentation of Total Crown	38,687	39,870	41,044	41,010	45,328	48,643	51,794	53,751	55,557	57,525
Operating balance
Current presentation	1,908	2,534	1,777	1,449	1,409	2,419	2,204	2,891	3,830	4,142
Future presentation	1,908	2,127	1,763	1,503	1,358	2,419	2,204	2,891	3,830	4,142
OBERAC (no changes)	1,904	2,191	246	884	2,107	2,212	2,204	2,891	3,830	4,142
Gross debt
Current presentation	35,972	37,892	36,712	36,041	36,761	35,939	35,421	38,031	39,183	40,296
Future presentation of Core Crown	34,267	36,002	34,425	33,812	33,811	34,439	35,081	37,681	38,833	39,946
Future presentation of Total Crown	36,999	38,125	35,777	34,675	34,652	37,263	37,799	39,240	39,917	40,132
Gross sovereign-issued debt (no change)	35,972	37,892	36,712	36,041	36,761	35,939	35,421	38,031	39,183	40,296
Net Crown debt
Current presentation	25,324	24,069	21,701	21,396	19,971	20,223	21,265	22,595	22,847	22,903
Future presentation	23,619	22,179	19,414	19,167	17,021	18,723	20,925	22,245	22,497	22,553
Net worth (no change)	7,470	9,921	6,022	8,583	11,463	14,014	16,218	19,109	22,939	27,081
Tax and Sovereign revenue
Tax revenue
Current presentation	31,916	32,982	32,156	34,035	36,738	38,307	40,114	41,877	43,851	45,442
Future presentation of Core Crown	30,387	31,429	30,525	32,248	34,995	36,360	38,077	39,663	41,571	43,060
Future presentation of Total Crown	30,160	31,161	30,227	32,000	34,744	36,135	37,875	39,323	41,205	42,643
Total sovereign revenue (includes levies)
Current presentation	32,179	33,240	32,456	34,411	37,123	38,800	40,586	42,364	44,344	45,948
Future presentation of Core Crown	30,650	31,687	30,825	32,624	35,380	36,853	38,549	40,150	42,064	43,566
Future presentation of Total Crown	32,304	33,477	32,381	33,686	37,013	38,614	40,329	41,877	43,835	45,356

QuickLinks

  EXHIBIT 99.6(E)(4)
PRE-ELECTION ECONOMIC AND FISCAL UPDATE 2002
Internet
Contents
Statement of Responsibility
Ministerial Statement
1 Economic and Fiscal Outlook
  Executive Summary
  Economic Outlook
  Fiscal Outlook
2 Specific Fiscal Risks
  Introduction
  Contingent Liabilities
  Specific Fiscal Risks
Generally Accepted Accounting Practice (GAAP) Series Tables
  Forecast Financial Statements
  Crown Reporting Entity as at 17 June 2002
  Accounting Policies and Forecast Assumptions
  GAAP Tables—Line-by-Line Consolidation